Exhibit 99.4

PLEDGE AGREEMENT

February 24, 2005

between:

ADMINISTRATORA CORPORATIVA Y MERCANTIL, S.A. DE C.V.
(“ACM”)

BANCO INVEX, S.A.,
MULTIPLE BANKING INSTITUTION,
INVEX FINANCIAL GROUP, TRUSTEE DIVISION
(the “Trustee”)

BANCO NACIONAL DE MEXICO, S.A.,
MEMBER OF THE BANAMEX FINANCIAL GROUP
(the “Creditor”)

ACCIONES Y VALORES BANAMEX, S.A. DE C.V.,
BROKERAGE HOUSE,
MEMBER OF THE BANAMEX FINANCIAL GROUP
(the “Administrator”)

and

INTERACCIONES CASA DE BOLSA, S.A. DE C.V.,
INTERACCIONES FINANCIAL GROUP
(the “Executor”)

PLEDGE AGREEMENT, February 24, 2005, entered into by:

(1)	ADMINISTRATORA CORPORATIVA Y MERCANTIL, S.A. DE C.V. (“ACM”);

(2)	BANCO INVEX, S.A., MULTIPLE BANKING INSTITUTION, INVEX FINANCIAL GROUP, TRUSTEE DIVISION, in their position as Trustee in accordance with the Trust referred to in Declaration II(a) hereunder (the “Trustee”). ACM and the Trustee shall hereafter be individually be referred to as a “Grantor of the Pledge” and jointly, as the “Grantors of the Pledge”, according to the context in which the term appears;

(3)	BANCO NACIONAL DE MEXICO, S.A., MEMBER OF THE BANAMEX FINANCIAL GROUP, as Creditor (el “Creditor”);

(4)	ACCIONES Y VALORES BANAMEX, S.A. DE C.V., BROKERAGE HOUSE, MEMBER OF THE BANAMEX FINANCIAL GROUP, as administrator de la Pledge (“the Administrator”); and

(5)	INTERACCIONES CASA DE BOLSA, S.A. DE C.V., INTERACCIONES FINANCIAL GROUP, as executor de la Pledge (in this position, the “Executor”).

     In accordance with the following Declarations and Clauses, considering the definitions contained in the First Clause hereunder:

D E C L A R A T I O N S

I. — ACM, through its legal representative, affirms and declares that:

(a)	It is a business corporation legally constituted and in operation in accordance with Mexican law, with the authority required to be bound to the terms of this Agreement.

(b)	Its legal representative has the powers and authorization required to enter into this Agreement on behalf of ACM, and said powers and authorizations have not been revoked nor limited in any manner.

(c)	At the time of signing this Contract, ACM is the lawful and sole owner of 15,068,000 Series “A” common and registered shares, with voting rights, which represent 13.6188% of the voting shares constituting the corporate capital of Corporación Durango, S.A. de C.V. (the “Issuer”), a limited liability company legally constituted and in operation in accordance with Mexican laws, said shares are fully subscribed and paid (hereafter the shares described herein shall be referred to as the “ACM Shares”).

(d)	On March 15, 2000, ACM signed a securities trading agreement with the Administrator (the “ACM Securities Trading Agreement”), in accordance with which, among other obligations, the Administrator holds the custody and administration of the ACM Shares.

(e)	On February 23, 2005, ACM signed a Restructuring Agreement with the Creditor (the “Restructuring Agreement”), in which the parties agreed to restructure the credit owed to the Creditor by ACM (hereafter this credit, as it was restructured, shall be referred to as the “Restructured Debt”). A copy of the Restructuring Agreement signed by the parties is attached to this document as Appendix “A”.

(f)	At the time of signing this Agreement, and in accordance with the ACM Securities Trading Agreement, the Administrator is responsible for the administration of all ACM Shares on behalf of ACM.

(g)	The ACM Shares (1) are free of liens, option rights, or any other rights which could affect or limit ACM ownership of said shares (with the exception of the Pledge established herein); (2) were legally issued; and (3) are registered with the National Securities Registry, Pledged with Indeval and are listed on the Stock Exchange.

(h)	At the time of signing this Agreement, there are no legal proceedings, actions, lawsuits, requirements, or processes, nor, to their knowledge, are there any legal proceedings, actions, lawsuits, requirements, or processes pending, that affect, or could affect, the legality, validity, or enforcement of this Contract, or the legitimate ownership of the ACM Shares.

(i)	The obligations assumed herein are legal, valid, and enforceable against ACM under the terms established herein.

(j)	ACM is fully aware that the Administrator forms part of the same financial group as the Creditor, however, ACM acknowledges that the Administrator holds no obligation under the terms and conditions of the Restructuring Documents.

(k)	ACM is fully aware, and is in agreement, that the Executor holds no obligation under the terms and conditions of the Restructuring Documents, nor does the Executor form part of the same financial group as the Creditor.

(l)	It is the will of ACM to establish a Pledge regarding ACM Shares, in order to guarantee the full and proper compliance with each and every Guaranteed Liability.

II. — The Trustee, through its trustee delegates, affirms and declares that:

(a)	On February 24, 2005, Mr. Miguel Rincón Arredondo, Mr. José Antonio Rincón Arredondo, Mr. Jesús Rincón Arredondo, Mr. Wilfrido Rincón Arredondo, Mr. Ignacio Rincón Arredondo, and Mr. Martín Rincón Arredondo, in their position as Settlors and Beneficiaries (the “Settlors / Beneficiaries”), established an irrevocable trust with the Trustee (the “Trust”), in accordance with which, the Settlors / Beneficiaries placed 15,911,511 Series “A” common and registered shares, with voting rights, in trust, shares which represent 14.3812% of the voting shares representing the corporate capital of the Issuer (the “Trustee Shares”), for the purposes stipulated in said Trust, including that the Trustee establish a Pledge regarding Trustee Shares in order to guarantee the full and proper compliance with each and every Guaranteed Liability. A copy of the Trust signed by the corresponding parties is attached to this document as Appendix “B”.

(b)	Its trustee delegates are fully empowered and authorized to enter into this Contract on behalf of the Trustee, and said powers and authorizations have not been revoked nor limited in any manner.

(c)	On February 22, 2005, in accordance with the Trust objectives, the Trustee signed a securities trading agreement with the Administrator (the “Securities Trading Agreement”), in accordance with which, among other terms, the Administrator has the administration and custody of the Trustee Shares.

(d)	At the time of signing this Agreement and in accordance with the Securities Trading Agreement, the Administrator maintains the administration of all Trustee Shares on behalf of the Trustee.

(e)	The Trustee Shares (1) are free of liens, option rights, or any other right that could affect or limit Trustee ownership of said shares (with the exception of the Pledge established herein); (2) were legally issued; and (3) are registered with the National Securities Registry, Pledged with Indeval and are listed on the Stock Exchange.

(f)	At the time of signing this Contract there are no legal proceedings, actions, lawsuits, requirements, or processes, nor, to its knowledge, are there any legal proceedings, actions, lawsuits, requirements, or processes pending, that affect, or could affect, the legality, validity, or enforcement of this Contract, or the legitimate trust ownership of the Trustee Shares.

(g)	The obligations assumed herein are legal, valid, and enforceable against the Trustee, under the terms established herein, subject at all times to the dispositions of the Commercial Bankruptcy Law.

(h)	The Trustee is fully aware that the Administrator forms part of the same financial group as the Creditor, however, the Trustee acknowledges that the Administrator acquires no obligation under the terms and conditions of the Restructuring Documents.

(i)	The Trustee is fully aware, and is in agreement, that the Executor acquires no obligation under the terms and conditions of the Restructuring Documents, nor does the Executor form part of the same financial group as the Creditor.

(j)	In accordance with that stipulated in Clause 5, Subsection 5.1 (e) herein, terms which establish the Trust, the Trustee must establish a pledge regarding Trustee Shares, in order to guarantee the full and proper compliance with each and every Guaranteed Liability.

III. — The Creditor, through its legal representative, affirms and declares that:

(a)	It is a banking institution legally constituted and in operation in accordance with Mexican law.

(b)	It is its will to enter into this Agreement for the purpose of accepting the pledge established as guarantee for the Guaranteed Liabilities, and to express their consent under the terms and conditions herein.

(c)	The Creditor is fully aware, and is in agreement, that the Administrator holds no obligation under the terms and conditions of the Restructuring Documents.

(d)	Its legal representative holds all corporate powers and authorizations necessary to enter into this Agreement on behalf of the Creditor, and said powers and authorizations have not been revoked nor limited in any manner.

IV. — The Administrator, through its legal representative, affirms and declares that:

(a)	It is a limited liability company legally constituted and in operation in accordance with Mexican law and is authorized to establish and operate a brokerage house, and is also authorized to enter into this Agreement and to acquire the obligations of the terms and conditions herein as Administrator of the pledge to be established in accordance with this Agreement.

(b)	It is its will to enter into this Agreement for the purpose of accepting the designation of Administrator of the pledge to be established herein, and to carry out all actions or transactions necessary in order to comply with the obligations acquired as Administrator, under the terms stipulated by applicable laws and dispositions, and under the terms stipulated herein.

(c)	Its legal representative holds all corporate powers and authorizations necessary to enter into this Agreement on behalf of the Administrator, and said powers and authorizations have not been revoked nor limited in any manner.

V. — The Executor, through its legal representative, affirms and declares that:

(a)	It is a limited liability company legally constituted and in operation in accordance with Mexican law and is authorized to establish and operate as a brokerage house, as well as to enter into this Agreement and to be obligated under the terms herein as executor of the pledge established herein.

(b)	It is its will to enter into this Agreement for the purpose of accepting the designation of executor of the pledge established herein, and to carry out any and all actions or transactions necessary in order to comply with their obligations as Executor, under the terms stipulated by applicable laws and dispositions, and the terms stipulated herein.

(c)	That its legal representative holds all corporate powers and authorizations necessary to enter into this Agreement on behalf of the Executor and said powers and authorizations have not been revoked nor limited in any manner.

     HAVING DECLARED THE ABOVE, the parties agree to accept the following:

C L A U S E S

     FIRST. Definitions. The terms defined as follows shall have the definitions given to said terms in this Clause, which shall apply in both the singular and plural forms:

          “ACM” refers to Administratora Corporativa y Mercantil, S.A. de C.V.

          “Book Value of the Pledged Shares” refers to the result of dividing Issuer Net Equity by the number of Pledged Shares on any given day.

          “Business Day” refers to any day on which the Stock Exchange is open and in operation.

          “Causes for Execution” is defined in the Eighth Clause hereunder.

          “Dollars” refers to the legal currency of the United States of America.

          “Exchange Rate” is defined as the exchange rate set by the Bank of Mexico on any given date and published in the Federal Official Gazette by the Bank of Mexico on said date, as the “exchange rate to settle payment obligations denominated in foreign currency, to be paid in Mexico” or any other substituting exchange rate in effect on the date the respective calculation is to be made.

          “GAAP” refers to generally accepted accounting principles in Mexico.

          “Grantors of the Pledge” refers to ACM and the Trustee, jointly.

          “Guaranteed Liabilities” refers to the pecuniary obligations acquired by ACM under the terms of the Restructuring Documents, including, but not limited to, the obligation of payment of the Restructured Debt capital amount and interest.

          “Indeval” refers to S.D. Indeval, S.A. de C.V., Securities Depository Corporation.

          “Issuer” is defined in Declaration I(c) herein.

          “Market Value” refers to the listed price of the Pledged Shares on the Stock Market on any given date.

          “Mexico” refers to the United Mexican States.

          “Net Equity” with regards to the Issuer, refers to the amount by which Issuer Total Assets exceeds Issuer Total Liabilities.

          “Notification of Execution” is defined in the Ninth Clause herein.

          “Pesos” refers to the legal currency of Mexico.

          “Pledge” is defined in the Second Clause, paragraph (a) herein.

          “Pledge Account” is defined in the Second Clause, paragraph (a) herein.

          “Pledged Shares” is defined in the Second Clause, paragraph (a) herein.

          “Restructured Debt” is defined in Declaration I(e) herein.

          “Restructuring Agreement” is defined in Declaration I(e) herein.

          “Restructuring Documents” refers to the Restructuring Agreement and to any and all other documentation signed in accordance with, or with regards to, said Restructuring Agreement.

          “Stock Market” refers to Bolsa Mexicana de Valores, S.A. de C.V.

          “Total Assets” with regards to the Issuer, is defined as all Issuer assets determined in accordance with the GAAP; with the understanding that the determination of the Total Assets excludes the following: (i) patents, patent requests, registered trademarks, commercial names, copyrights, franchises, and differed charges; (ii) organizational expenses for experiments, research and development, and other similar intangible items; (iii) all the amounts separated and held in an amortization fund and any other similar funds established for the purpose of amortization or to withdraw the Issuer corporate capital shares in any other manner; and (iv) depreciation, obsolescence and/or amortization reserves for Issuer assets, held in Issuer accounting, as well as any and all other reserves that, in accordance with the GAAP must be established with regards to Issuer activities.

          “Total Liabilities” with regards to the Issuer, is defined as the total Issuer liabilities determined by the GAAP, (avoiding duplication in the case of consolidation) including all liabilities incurred as a result of the discount from negotiable instruments, all undetermined liabilities incurred as a result of Issuer obligations, on the behalf of third parties, and all reserves established by the Issuer for the purpose of employee and worker severance, taxes, securities bonds, other similar reserves, and rents due, in accordance with any leasing contract during the period of this Agreement.

          “Trustee” refers to Banco Invex, S.A., Multiple Banking Institution, Invex Financial Group, Trustee, in their position as Trustee in accordance with Trust number 456.

     SECOND. Establishing the Pledge. (a) For the purpose of irrevocably guaranteeing full and proper compliance with each and every Guaranteed Liability, the Grantors of the Pledge, under the terms of Articles 77 and 99 of the Securities Market Law, hereby establish a pledge (the “Pledge”) for the ACM Shares and the Trustee Shares (the “Pledged Shares”) in favor of the Creditor, their successors or transferees. Therefore, the Grantors of the Pledge request the Administrator to instruct (and the Administrator hereby is obligated to instruct) Indeval to transfer the Pledged Shares to the account held by the Administrator with Indeval for the purpose of establishing the pledge and the maintenance of the securities subject to the pledge; the Pledged Shares shall be held in this account (the “Pledge Account”).

          (b) Under the terms of Article 99 of the Securities Market Law, the Grantors of the Pledge and the Creditor hereby designate the Administrator as administrator of the Pledge. The Administrator hereby accepts the designation under the terms herein.

          (c) Under the terms of Article 99 of the Securities Market Law, the Grantors of the Pledge and the Creditor hereby designate the Executor as executor of the Pledge, and the Executor hereby accepts the designation under the terms herein.

     THIRD. Effective Period and No Modification of the Pledge. The Pledge shall remain in full effect at all times; this Agreement shall not be deemed terminated until each and every Guaranteed Liability has been fulfilled to the satisfaction of the Creditor, and until the Creditor delivers a written notification to the Administrator and to the Executor of the termination of the Pledge. The notification shall be written using the form that appears as Appendix “C” hereunder (the “Notification of Termination”). Without affecting that established in the Restructuring Documents, while this Agreement remains in effect, the Grantors of the Pledge are obligated to (i) not sign any document, agreement, or contract that could affect or limit, totally or partially, in any manner, the Creditor’s rights stipulated herein, or the rights of the Grantors of the Pledge as owners of the Pledged Shares; and (ii) not cede, transfer, or encumber the Pledged Shares in any manner.

     FOURTH. Reduction in the Book Value of the Pledged Shares. In the event of an increase in Issuer’s corporate capital, or a merger of the Issuer with any third party, or a division of the Issuer, if the Book Value of the Pledged Shares immediately prior to the increase, merger, or division in question was greater than the Book Value of the Pledged Shares immediately following said increase, merger, or division, then, within three (3) Business Days following the date on which said increase, merger, or division occurs, the Grantors of the Pledge are obligated to establish an additional pledge in favor of the Creditor through a signed document using the form attached hereunder as Appendix “D” (the “Additional Pledge Form”), for the number of Issuer corporate capital shares necessary so that the Book Value of the Pledged Shares following said increase, merger, or division, is equal to the Book Value of the Pledged Shares immediately prior to said increase, merger, or division. The Issuer’s corporate capital shares which are the subject of the additional pledge shall be considered, in accordance with that stipulated herein, for the purposes of this Agreement, to be Pledged Shares, and all references made to the Pledged Shares herein shall be understood to include such corporate capital shares of the Issuer.

     FIFTH. Sale of Pledged Shares. (a) The parties expressly acknowledge that the objective of this Agreement is to guarantee the Guaranteed Liabilities; however, it is their will to establish herein certain conditions to allow the whole, or partial, sale of the Pledged Shares without the need for the existence of a non-compliance with the Guaranteed Liabilities. Therefore, the parties hereby agree that at any time, and without the need for a non-compliance with the Guaranteed Liabilities, the Creditor may instruct the Administrator to sell all, or part, of the Pledged Shares, through the Stock Market, if, and only if, said sale is made at a price equal to whichever is greater on the date of sale in question: the Market Value of the Pledged Shares or the equivalent in Pesos to $1.50 Dollars per Pledged Share, taking into consideration the Exchange Rate in effect on the date of said sale; with the understanding that (i) if only a portion of the Pledged Shares are sold, the Administrator will act in good faith to ensure that the sale of said Pledged Shares is made proportionally between the Pledged Shares owned by ACM and the Pledged Shares owned by the Trustee, and (ii) if the Creditor instructs the Administrator to sell Pledged Shares as described herein, whose joint value (taking into consideration the sale price), would be equal to, or greater than, the equivalent in Pesos of $5,000,000 Dollars, taking into consideration the Exchange Rate in effect on the date on which the Administrator receives said instruction of sale, the Creditor must notify the Grantors of the Pledge, in writing, of said instruction at least five (5) days prior to the date on which the Administrator must carry out said sale.

          (b) Either Grantor of the Pledge may instruct the Administrator at any time to sell all, or part, of their Pledged Shares through the Stock Market, provided: (i) said sale is carried out at a price equal to whichever is greater on the date of sale in question: the Market Value of the Pledged Shares or the equivalent in Pesos of $1.50 Dollars per Pledged Share, taking into consideration the Exchange Rate in effect on the date of said sale, and (ii) the total product of the sale in question is equal to, or greater than, the equivalent in Pesos of $5,000,000 Dollars, taking into consideration the Exchange Rate in effect on the date on which said sale is carried out; with the understanding that said Grantor of the Pledge must notify the Creditor, in writing, of said instruction at least five (5) days prior to the date on which the Administrator must carry out said sale.

          (c) The total product of any sale carried out in accordance with that established herein, shall be delivered to the Creditor by the Administrator so that said product may be applied to the payment of the Guaranteed Liabilities as described in the Tenth Clause hereunder; with the understanding that, by virtue of the fact that some of the financial obligations which form part of the ACM Guaranteed Liabilities are denominated in Dollars, in order to make payment on said Guaranteed Liabilities, the amounts in Pesos received as a result of the sale of the Pledged Shares in accordance with that established herein, shall be converted into Dollars by the Creditor at the rate of exchange the same action would be carried out at in the currency markets, and the converted currency shall then be applied by the Creditor, to the extent possible, to the payment of the Guaranteed Liabilities and other items described above (in order).

     SIXTH. Corporate and Equity Rights. To exercise the corporate and equity rights derived from the Pledged Shares, the parties agree to the following:

          (a) The Grantors of the Pledge shall exercise the voting rights derived from the their Pledged Shares (the “Voting Rights”), except in the event of any Cause for Execution, when the Grantors of the Pledge agree that the Voting Rights shall be exercised by the Creditor, while said Cause for Execution exists. The
Administrator shall be authorized to assume there is no Cause for Execution unless the Administrator has received a Notification of Execution.

          (b) For each Grantor of the Pledge to exercise the Voting Rights corresponding to their Pledged Shares, said Grantor of the Pledge must notify the Creditor and the Administrator in writing, delivering a written receipt of said notification from the Creditor to the Administrator, notification of the next Issuer shareholder assembly (the “Assembly”), together with a copy of the corresponding assembly notice containing the agenda for the Assembly (the notification and assembly notice shall hereafter jointly be referred to as the “Notification of Assembly”), using the notification format attached to this Agreement as Appendix “E”. The Notification of Assembly must be presented at least seven (7) Business Days prior to the date set for the Assembly, and must contain the request from the Administrator for the immediate issue of documents necessary, or to obtain said documents from Indeval, for the corresponding Grantor of the Pledge to exercise the Voting Rights corresponding to their Pledged Shares during the corresponding Assembly.

          (c) If within two (2) Business Days following the date on which the Administrator and the Creditor were to have received the Notice of Assembly from either Grantor of the Pledge, the Creditor has not delivered a Notification of Execution to the Administrator, under the terms of the Ninth Clause herein, or in the event that the Creditor would have declared its consent, writing, to the Administrator prior to the expiration of said term in order to issue the certificates corresponding to each Grantor of the Pledge, the Administrator must deliver the documents required for said Grantor of the Pledge to exercise the Voting Rights corresponding to their Pledged Shares in the corresponding Assembly at least two (2) Business Days following said period, to said Grantor of the Pledge.

          (d) If, to the contrary, within the two (2) Business Days following the date on which the Administrator and the Creditor were to have received the Notification of Assembly from either Grantor of the Pledge, the Creditor presents a Notification of Execution to the Administrator under the terms of the Ninth Clause hereunder, the Administrator must deliver the necessary documents to the Creditor no later than two (2) Business Days following said period, for the Creditor to exercise the Voting Rights corresponding to the Pledged Shares in the corresponding Assembly.

          (e) The parties agree that the Administrator is free of any obligation that could arise in the event that following receipt of a Notification of Execution under the terms of the Ninth Clause herein, the Administrator delivers the corresponding certificates to the Creditor in order to exercise the Voting Rights, no additional action by the Grantors of the Pledge or by the Creditor being necessary for the Administrator to deliver said certificates in favor of the Creditor.

          (f) The Administrator and the Creditor shall have no obligation to the Grantors of the Pledge in the event of failure to issue the Notice of Assembly, or if for any other reason the Grantors of the Pledge are not able to exercise the Voting Rights corresponding to the Pledged Shares, with the exception of reasons due to negligence, omissions, or acts of bad faith on the part of the Administrator or the Creditor. It is expressly agreed that both the Creditor and the Administrator are free of any and all obligations that may be derived from the exercising of the Voting Rights or any other rights regarding the Pledged Shares.

          (g) If there in an increase in Issuer corporate capital, through cash contributions, regarding which either Grantor of the Pledge has the power to exercise preferential rights regarding their Pledged Shares, the Administrator shall subscribe and pay, on behalf of said Grantor of the Pledge, the proportional corresponding part of the Issuer shares, provided the Administrator has received, in writing, instructions from said Grantor of the Pledge, and only when said Grantor of the Pledge has provided the resources necessary to make said payment, at least two (2) Business Days prior to the date on which said contribution is to be made, or within the notification period required by Indeval. Failure by the Grantors of the Pledge to issue written instructions or to provide the necessary funds under the terms, and within the time period, stipulated in this paragraph (g), shall free the Administrator from any obligation with regards to the subscription of said Issuer shares.

          (h) It is expressly agreed that any amortization, reimbursement, payment of dividends, or any other cash payment corresponding to the Pledged Shares, shall be delivered to the Creditor by the Administrator as soon as it is received, so that the Creditor may apply the payment to the Guaranteed Liabilities in the order stipulated in the Tenth Clause hereunder; with the understanding that by virtue of the fact that some of the financial obligations that form part of the ACM Guaranteed Liabilities are denominated in Dollars, and to make payment on said Guaranteed Liabilities, the amounts received in Pesos regarding the Pledged Shares in accordance with that stipulated above shall be converted into Dollars by the Creditor at the rate of exchange equal to the rate prevailing in the currency market, and the converted currency shall by applied to the payment of said Guaranteed Liabilities by the Creditor, to the extent possible, and to the other items described above (in order).

     SEVENTH. Exchanging the Pledged Shares in the case of Cancellation. In the event the Issuer, for any reason, cancels any or all of the Pledged Shares, or if the Issuer declares a division or reclassification of the Pledged Shares into different series or classes, or the terms indicated on the Pledged Share certificates are modified, the Grantors of the Pledge shall immediately communicate this, in writing, to the Creditor and the Administrator. The Administrator shall then proceed, on written instruction from the Creditor, to exchange, through Indeval, the Pledge Share certificates for the newly issued certificates.

     EIGHTH. Causes for Execution. The Grantors of the Pledge hereby expressly and irrevocably authorize the Administrator and the Executor to proceed under the terms stipulated in the Ninth Clause hereunder when any of the Causes for Execution detailed below occur. For the purpose of this Agreement, “Causes for Execution” refers to any of the following events, regardless of the underlying reason, cause, or circumstance, be they voluntary or involuntary, or are the result of a legal disposition, or be they due to compliance with a court ruling, decree, or any order from any jurisdictional, administrative, or government authority:

          (a) Any “Cause for Cancellation” that occurs, or exists, in accordance with the Restructuring Agreement; or

          (b) When any of the declarations made by the Grantors of the Pledge herein is proven to be false or incorrect in any significant aspect; or

          (c) When either of the Grantor of the Pledge violates, or fails to comply with, any of the obligations acquired in accordance with this Agreement.

     NINTH. Pledge Execution Procedure and Extrajudicial Sale of the Pledged Shares. In accordance with that stipulated by Article 99 of the Securities Market Law, the parties agree that when the Administrator and the Executor receive a written notification from the Creditor using the form that appears as Appendix “F” hereunder, confirming that a Cause for Execution has occurred (hereafter referred to as the “Notification of Execution”), the Grantors of the Pledge expressly and irrevocably authorize the Administrator and the Executor to proceed in accordance with the procedure for execution described as follows:

          (a) The Administrator, as soon as possible, on the Business Day following that on which the Administrator receives the Notification of Execution at the latest, shall carry out the actions necessary to transfer the Pledged Shares to the account held by the Executor with Indeval for the purpose of establishing and maintaining the shares subject to the pledge.

          (b) The Executor shall proceed to notify the Grantors of the Pledge of the Notification of Execution (the “Notification of Sale”), as soon as possible following the existence of said Notification of Execution, within two (2) Business Days following the day on which the Executor receives the Notification of Execution at the latest. The Notification of Sale shall be prepared using the notification form attached to this Contract as Appendix “G”.

          (c) The Grantors of the Pledge shall have a non-extendible term of five (5) Business Days from the date of receiving the Notification of Sale, to resolve the Cause for Execution invoked in the Notification of Sale, and to present, in writing, substantiating proof of said resolution to the Creditor and the Executor (the “Notification of Compliance”).

          (d) All Notification of Execution, Notification of Sale, or Notification of Compliance shall be made in writing and delivered to the residences indicated by the parties for the purpose of this Agreement.

          (e) If the Grantors of the Pledge have failed to resolve the Cause for Execution invoked in the corresponding Notification of Sale, within the Non-Extendible Term and in the manner stipulated by point (c) of this Ninth Clause, the Executor shall immediately proceed with the extrajudicial sale of the Pledged Shares through the Stock Market in one, or several, simultaneous or successive actions, as necessary in order to fully satisfy the outstanding Guaranteed Liabilities and other items stipulated in the Tenth Clause hereunder, and to apply the product of the sale in the order, and in accordance with that stipulated in said Tenth Clause.

          (f) To proceed with the extrajudicial sale of the Pledged Shares under the terms stipulated herein, the Executor shall carry out all actions and transactions deemed necessary with Indeval, or with any person or body, private or governmental, in order to promptly receive the product of the corresponding sales for the purpose of this Agreement and to carry out the transfer of the Pledged Shares that were sold on the Stock Market to the account(s) held by the purchasers of said Pledged Shares.

          (g) The Executor is obligated to maintain the position to sell the Pledged Shares through the Stock Market until the sale of said Shares is carried out under the terms stipulated herein, under the Securities Market Law and observing common stock market practices.

          (h) The Grantors of the Pledge hereby award in favor of the Executor an irrevocable mandate in the form of a commission agreement, for the Executor, in compliance with its obligations acquired as Executor under the terms herein, and subject to the conditions stipulated in this Clause, to carry out each and every action deemed necessary for the extrajudicial sale of the Pledged Shares through the Stock Market and the application of the product of said sale in accordance with that established in the Twelfth Clause hereunder, as well as to instruct Indeval to carry out the transfers necessary with regards to the sale of the Pledged Shares. The executor hereby accepts the irrevocable mandate in the form of a commission agreement, in order to carry out said sale, as applicable under the terms herby conferred.

          (i) The Grantors of the Pledge are obligated to protect the Creditor, the Administrator, and the Executor, as well as the employees, officers, board members, and authorized representatives of the Creditor, the Administrator, and the Executor, in the case of any claim, legal process, proceeding, or lawsuit presented against any party with regards to this Agreement, with the exception of negligence on the part of the Creditor, the Administrator, or the Executor. Therefore, the

Grantors of the Pledge are obligated to reimburse the Creditor, the Administrator and/or the Executor, as well as the employees, officers, board members, and authorized representatives of the Creditor, the Administrator and/or the Executor, any expense of any nature (including legal fees and expenses) incurred, or any loss or damages suffered due to any claim, legal process, proceeding, or lawsuit presented against the Creditor, the Administrator and/or the Executor derived from any action carried out by the Creditor, the Administrator, or the Executor, under the terms herein.

     TENTH. Order of Application of the Product from the Sale of the Pledged Shares. (a) The parties expressly agree that, in the event the Executor carries out sale of the Shares held in the Pledge through the Stock Market under the terms of the Ninth Clause herein, the product of said sale of Pledged Shares shall be applied by the Executor as follows, without the need for prior instructions or legal ruling:

(i)	the payment of any and all Administrator and Executor fees and commissions, and the payment of any and all expenses incurred by the Administrator and the Executor, including any and all expenses incurred from any Notification of Execution or Notification of Sale;

(ii)	the payment of all Administrator and Executor fees and commissions, and the payment of any and all expenses incurred by the Administrator and the Executor, including any and all expenses incurred from any Notification of Execution or Notification of Sale;

(iii)	the payment of any and all expenses, commissions, and fees generated from the sale of the Pledged Shares, different from those incurred or accrued by the Administrator and the Executor;

(iv)	the payment of moratorium interest the Restructured Debt has accrued to said date, if applicable;

(v)	the payment of the outstanding capital amount of the Restructured Debt;

(vi)	in the event there is any amount remaining, said remainder shall be delivered to the Grantors of the Pledge, proportionately according to their Pledged Shares that were sold under the terms of the Ninth Clause herein, in the manner in which the Executor has been instructed, in writing.

          (b) By virtue of the fact that some of the financial obligations that form part of the ACM Guaranteed Liabilities are denominated in Dollars, for the payment of said obligations, the amounts received in Pesos from the extrajudicial sale of the Pledged Shares in accordance with this Agreement to settle said obligations denominated in Dollars, shall be converted into Dollars by the Executor at a rate of exchange equal to the rate prevailing in the currency market, and the converted currency shall be applied by the Executor, as far as possible, to the payment of the Guaranteed Liabilities and to the payment of other items described above (in order), crediting the account the Creditor holds with Citibank, N.A. in New York City, New York, U.S.A., Account No. 10991186 (ABA 021-000-089, beneficiary Banamex), or in any other manner the Creditor properly notifies the Executor of, in writing, with the understanding that if for any reason the Pesos can not be converted into Dollars, the Executor shall deliver said Pesos to the Creditor, crediting Account No. 560288, Branch 870, Code No. 002180087005602881, account held by the Creditor with Banco Nacional de Mexico, S.A., Member of the Banamex Financial Group in Mexico City, Mexico.

          (c) Without affecting that stipulated herein, in the event the product from the sale of the Pledged Shares is not sufficient to fully cover the amounts owed to the Creditor by ACM in accordance with the Restructuring Documents, the Creditor shall reserve the right to receive the total payment of the amounts owed by ACM in accordance with the Restructuring Documents.

     ELEVENTH. Expenses, Costs, Taxes, Commissions, Fees. (a) ACM shall be responsible for any and all expenses, commissions, taxes, and rights incurred due to the preparation, signing, notification, and, if applicable, registration of this Agreement, as well as due to any and all modification of this Agreement, and any document or instrument required to be prepared, signed, or notified under this Agreement, the fees of the legal counsel for the Creditor, the Administrator, and the Executor, as well as any and all expenses incurred by the Creditor, the Administrator, and the Executor in compliance with their respective obligations and in exercising their respective rights in accordance with this Agreement, and in the execution of the Pledge.

          (b) The Administrator shall receive compensation from ACM for services rendered in accordance with this Agreement in the amount agreed upon by the parties in the document attached hereunder as Appendix “H”; said compensation shall also be guaranteed by the Pledge as said compensation forms part of the Guaranteed Liabilities under this Agreement.

          (c) The Executor shall receive compensation from ACM for services rendered in accordance with this Agreement in the amount agreed upon by the parties in the document attached hereunder as Appendix “I”; said compensation shall also be guaranteed by the Pledge as said compensation forms part of the Guaranteed Liabilities under this Agreement.

          (d) All commissions and fees referred to herein shall generate Value Added Tax (I.V.A.), as applicable.

          (e) ACM is obligated to pay any and all taxes, contributions, or commissions corresponding to the Pledged Shares, in their possession, on sale, or derived from their deposit with Indeval.

     TWELFTH. Notifications. Unless this Agreement stipulates to the contrary, all notifications stipulated herein shall be in writing and sent by fax, or shall be delivered to each party to this Agreement at the residence indicated below the signatures of each of the signing parties hereunder, or delivered to any other address or sent to any other fax number that any party indicates by written communication presented to the other parties. All notifications delivered to the residence of the corresponding party shall come into effect on the date of delivery of said notification and notifications sent by fax shall come into effect when the receiving party issues a receipt acknowledging the corresponding notification. When a party fails to properly notify the other party, in writing, of a change of residence, the notifications and other judicial, and extrajudicial, documents delivered to the residences indicated herein shall take full effect.

     THIRTEENTH. Account Statements. The account statements the Administrator must deliver to the Grantors of the Pledge shall reflect the Pledge established herein, with the information necessary to identify the Pledged Shares owned by the Grantors of the Pledge; with the understanding that said account statements shall be considered confirmation of the Pledged Shares, until the termination of this Agreement.

     FOURTEENTH. Transfer. The rights and obligations obtained from this Agreement shall not be transferred to any third party without the prior written consent of all the parties to this Agreement, except in the case of the Creditor, who may cede or transfer its rights and obligations to any person at any time during the effective period of this Agreement, through simple written notification to the Administrator and the Executor, without the need to obtain the consent of any other party to the Agreement in order to carry out said cession or transfer, and therefore said parties may not oppose said cession or transfer in any manner.

     FIFTEENTH. Substitution of the Executor. If for any reason the Executor is unable to perform its duties as executor in accordance with this Agreement, or if any conflict of interest emerges between the Executor and the Creditor or with either of the Grantors of the Pledge, the parties agree that the Creditor shall designate a new executor, who shall substitute Interacciones Casa de Bolsa, S.A. de C.V., Interacciones Financial Group, in said position; with the understanding, however, that (i) said designation must be awarded to companies authorized to act as executor; and (ii) said substitution shall not take effect until the new executor has accepted the designation.

     SIXTEENTH. Modifications. No modification of any term or condition contained herein, and no consent nor waiver with regards to any of said terms or conditions, shall take effect unless it is in writing and is signed by the Creditor, the Administrator, the Executor, and the Grantors of the Pledge and, even then, said waiver or consent shall only come into effect on the specific case for which it was awarded.

     SEVENTEENTH. No Resignation; Accumulative Resources. No omission nor delay by the Creditor in the exercising of any of its rights, powers, or resources in accordance with this Agreement shall be considered resignation from this Agreement, nor shall the exercising of any single, or partial, right, power, or resource impede any other, or the further exercising of the same right, power, or resource. The rights and resources stipulated herein are accumulative and are not exclusive of any rights or resources protected by law.

     EIGHTEENTH. Trustee Limited Liability. Each and every obligation acquired by the Trustee herein shall be fulfilled exclusively, while there are assets in the trust estate, therefore Banco Invex, S.A., Multiple Banking Institution, Invex Financial Group, shall not assume any liability nor shall have any obligation other than that established in the Trust.

     NINETEENTH. Applicable Laws and Jurisdiction. The parties expressly and irrevocably submit all matters regarding the interpretation and compliance with this Agreement to applicable Mexican law and to the jurisdiction of the corresponding courts in Mexico City, expressly, and irrevocably, renouncing any and all other authority that may apply by reason of present, or future, residence, or by any other reason.

     TWENTIETH. Appendices and Headings. All documents attached to this Contract or referred to herein form part of this Agreement as inserted. The Clause headings appearing herein are used for reference purposes only and shall not affect the interpretation of this Agreement.

     IN AGREEMENT WITH THE ABOVE, the authorized officers or representatives sign on behalf of the parties hereunder, on the date that appears at the beginning of this document.

THE “GRANTORS OF THE PLEDGE”:

ADMINISTRATORA CORPORATIVA Y
MERCANTIL, S.A. DE C.V.

/s/ Mayela de la Paz Rincón Arredondo de Velasco

Signed by:	Mrs. Mayela de la Paz Rincón Arredondo de Velasco
Position:	Authorized Representative
Address:	Montecito No. 38, 22nd Floor, Office # 17
Col. Nápoles
Mexico City, Mexico 03810
Fax:	5488 0383

BANCO INVEX, S.A.,
MULTIPLE BANKING INSTITUTION,
INVEX FINANCIAL GROUP, TRUSTEE DIVISION
Acting only and exclusively as Trustee
in accordance with Trust number 456

/s/ Luis Enrique Estrada Rivero Signed by: Mr. Luis Enrique Estrada Rivero	/s/ Alfonso Henkel Hernández Mr. Alfonso Henkel Hernández
Position: Authorized Representative	Authorized Representative
Address: Edifico Torre Esmeraldo I
Blvd. Manuel Avila Camacho No. 40, 7th Floor
Col. Lomas de Chapultepec
Mexico City, Mexico 11000
Fax: 5350 3399

THE “CREDITOR”:

BANCO NACIONAL DE MEXICO, S.A.,
MEMBER OF THE BANAMEX FINANCIAL GROUP

/s/ Leonor María Guadalupe Signed by: Ms. Leonor María Guadalupe	/s/ Gerardo Hernández Amero Mr. Gerardo Hernández Amero
Cuén Madero
Position: Authorized Representative	Authorized Representative

Address: Prolongación Paseo de la Reforma No. 490
Ground Floor
Col. Santa Fe
Mexico City, Mexico 01210
Fax: 2226 8716

THE “ADMINISTRATOR”:

ACCIONES Y VALORES BANAMEX, S.A DE C.V.,
BROKERAGE HOUSE,
MEMBER OF THE BANAMEX FINANCIAL GROUP

/s/ Alberto Gómez Sandoval
Signed by: Mr. Alberto Gómez Sandoval
Position: Authorized Representative Address: Paseo de la Reforma No. 390, 1st Floor Col. Juárez Mexico City, Mexico 06600 Fax: 1226 0789

THE “EXECUTOR”:

INTERACCIONES, CASA DE BOLSA, S.A. DE C.V.,
INTERACCIONES FINANCIAL GROUP

/s/ Manuel Velasco Velázquez
Signed by: Mr. Manuel Velasco Velázquez
Position: Authorized Representative Address: Paseo de la Reforma No. 383 Col. Cuauhtemoc Mexico City, Mexico 06500 Fax: 5208 0066